 Exhibit 99.1

MJ Harvest Announces 5 Year Lease Agreement in Cathedral City California for Manufacturing and Distribution Operations

The Signed Agreements Also Includes Purchases of Equipment and Licenses Associated with the Cathedral City Operations

LAS VEGAS, NV / July 22, 2022 / MJ Harvest, Inc. ("MJHI") (OTCQB:MJHI) announced today that it has signed a five-year lease agreement to occupy a manufacturing and distribution facility located in Cathedral City, California. The five-year lease agreement also includes an MJHI option to purchase the building at any time during the lease term. Management believes the building’s location in the Coachella Valley in Riverside County, California, is strategically located to service the sizeable Southern California market for cannabis products.

Concurrently with the signed lease agreement, the company also closed on the purchase of manufacturing equipment and the cannabis manufacturing and distribution licenses associated with the Cathedral City operations. We are in the process of seeking approval from the California Department of Cannabis Control for transfer of the licenses. As a result of this series of agreements, MJHI intends to manufacture, market and sell the Country Cannabis, Weedsy, BLVK, Chronic and other brands into the California market by using this facility as a main hub of operations for California operations.

The signed lease with the option to buy the building solidifies one of the main goals of MJHI’s management. As previously disclosed, the company is executing its plan to build shareholder value by capitalizing on its solid business base and Country Cannabis brand recognition in Oklahoma by expanding operations through acquisition and brand aggregation. MJHI is focused on building a fully vertically integrated cannabis operation in the United States with the capability of controlling seed to sale. The announcement today creates an important part of the footprint to meet that ambitious goal.

The Company also recently announced that it acquired a facility in Denver, Colorado, where it currently conducts extraction and manufacturing operations. This acquisition also included two cannabis licenses which are being transferred to the company. The Company also owns 25% of PPK Investment Group, Inc. (“PPK”), an Oklahoma corporation and owner of the Country Cannabis Brand, 10% of Blip Holdings, LLC, a California limited liability company and owner of the BLVK Brand, and 10% of WDSY, LLC ("WDSY"), a California limited liability company and owner of the Weedsy Brand.

Patrick Bilton, Chairman and Chief Executive Officer of MJ Harvest Inc. commented, “We are thrilled that we can announce this new foothold into the California market. This lease agreement in Cathedral City along with the licenses and equipment gives us the potential to rapidly expand into California with our growing portfolio of well recognized brands.”

About MJ Harvest Inc.

MJHI cultivates, harvests, manufactures and sells cannabis products through its acquisition portfolio and its growing relationship with PPK. PPK sells and markets cannabis flower and edibles throughout Oklahoma and through a joint venture relationship with the Flandreau Santee Sioux Tribe in Flandreau, South Dakota.

MJHI also acquires and markets products and technologies that are designed to benefit growers and processors in the horticultural and agricultural industries. MJHI launched www.procannagro.com to provide a professionally designed and maintained web-based marketing outlet for the company's brands and technologies.

Forward-Looking Statements

This press release contains forward-looking statements and information. Although the forward- looking statements in this release reflect the good faith judgment of management, forward- looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. No assurances are, or can be given, that we can obtain approval for transfer of the licenses, or that the expanded operations would be successful. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:
MJ Harvest, Inc.
9205 West Russell Rd., Ste. 240
Las Vegas, NV 89148
Telephone: 954.519.3115
Tcktsllc@earthlink.net
@HARVESTMJ

SOURCE: MJ Harvest, Inc.